FEE WAIVER AGREEMENT

This Fee Waiver Agreement is made as of this 13 day of September 2024 by and between Advisor Managed Portfolios (the “Trust”), on behalf of its series CornerCap Fundametrics® Large-Cap ETF (the “Fund”), and CornerCap Investment Counsel, Inc. (the “Adviser”).

WHEREAS, based on those certain material changes to the Adviser’s advisory business identified in the supplement dated September 13, 2024, to the Fund’s prospectus and statement of additional information, each dated July 31, 2024, the Trust and the Adviser have determined that it is in the best interest of the Fund for the Adviser to voluntarily reduce the Adviser’s annual investment advisory and management fee (“Advisory Fee”) rate as set forth herein.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.Investment Advisory and Management Fee. Pursuant to Section 7.(e) of the Investment Advisory Agreement, dated November 13, 2023, between the Trust, on behalf of the Fund, and the Adviser (the “Advisory Agreement”), the Adviser hereby voluntarily agrees to reduce the Advisory Fee rate otherwise due and payable by the Fund to the Adviser under the terms of the Advisory Agreement from 0.50% to 0.15%.

2.Term. This Fee Waiver Agreement shall become effective immediately upon the date hereof. Once effective, this Fee Waiver Agreement shall remain in effect unless otherwise terminated by the Adviser upon 30 days written notice to the Trust. This Fee Waiver Agreement shall automatically terminate in the event of (i) the termination of the Advisory Agreement or (ii) the dissolution or liquidation of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Fee Waiver Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

ADVISOR MANAGED PORTFOLIOS on behalf of CornerCap Fundametrics Large Cap ETF By: /s/ Russell Simon Name: Russell Simon Title: President	CORNERCAP INVESTMENT COUNSEL, INC. By: /s/ J. Cannon Carr, Jr. Name: J. Cannon Carr, Jr. Title: Chief Executive Officer

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